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                                                                       EXHIBIT 5

                             SCC INVESTMENT I, L.P.
                             1502 AUGUSTA, SUITE 425
                              HOUSTON, TEXAS 77057

August 9, 1999

Mr. Don Lyons
Chairman of the Board of Directors
and
Mr. Ralph Trallo
President and Chief Executive Officer
Canisco Resources, Inc. (Canisco)
300 Delaware Avenue, Suite 714
Wilmington, DE 19801
(302) 777-5050

Gentlemen:

Pursuant to our conversations, I am writing to officially inform you that the recent material and negative developments related to (i) Canisco's fiscal 1999 results of operations and (ii) the delisting of Canisco's common stock from quotation on the NASDAQ Small Cap Market, constitute a "Material Adverse Effect" as defined in Section 7.13 (c) of the Securities Purchase Agreement dated April 16, 1999 between Canisco, SCC Investment I, L.P. (the "Partnership"), and Sterling City Capital, LLC (the Purchase Agreement). Consequently, the conditions outlined in Section 5.1 (a) and Section 5.1 (b) of the Purchase Agreement have not been satisfied, and the Partnership and Sterling City Capital, LLC are therefore officially terminating the Purchase Agreement pursuant to its terms.


Sincerely,

/s/ C. Byron Snyder
C. Byron Snyder
President of Sterling City Capital, LLC, the
sole member of SCC Investment II, LLC, the
General Partner of SCC Investment I, L.P.


cc: Thomas P. McShane, Director